EXHIBIT 99.1

CONTACT:	John F. Wilson, II
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST REPORTS
THIRD QUARTER 2005 FINANCIAL RESULTS
SAN DIEGO, CA – November 9, 2005 – BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry, today announced financial results for the quarter ended September 30, 2005.
Third Quarter Highlights:
•	Quarterly net income of $5.2 million, or $0.11 per diluted share

•	Quarterly funds from operations (FFO) of $0.36 per diluted share

•	Increased total revenues 44.4% to $41.3 million from $28.6 million in the second quarter 2005

•	Signed five leases representing approximately 25,000 square feet

•	Acquired three properties in target markets totaling 176,478 rentable square feet

•	Portfolio of 36 properties with 4.4 million rentable square feet
“We are pleased to report another quarter of solid operational performance. While we have doubled the assets in our portfolio since going public last year, we remain true to our disciplined, managed growth strategy. Our focus on providing real estate for the life science industry is exemplified by our continued ability to identify and opportunistically acquire quality investments within our range of targeted cap rates,” said Alan Gold, president and chief executive officer of BioMed Realty Trust.
Financial Results
Total revenues for the third quarter increased to $41.3 million from $28.6 million in the second quarter of 2005. Net income for the third quarter was $5.2 million, or $0.11 per diluted share, compared to $1.4 million, or $0.05 per diluted share, in the second quarter of 2005. Results for the third quarter included an approximately $619,000 one-time, non-cash compensation charge resulting from a correction to the straight-line expensing of restricted stock grants awarded to the company’s executive officers and other employees at the time of the company’s initial public offering in August 2004. Results for the second quarter included approximately $2.0 million of loan fee amortization expense resulting from the repayment of indebtedness.
FFO was $17.7 million, or $0.36 per diluted share, in the third quarter versus $10.1 million, or $0.29 per diluted share, in the second quarter. Excluding the effects of additional compensation expense of $0.01 per diluted share in the third quarter and deferred loan fee amortization expense of $0.06 per diluted share in the second quarter, FFO per share increased to $0.37 per diluted share in the third quarter from $0.35 per diluted share in the second quarter.
Management does not believe that financial results from previous years are indicative of the company’s expected future operating performance, because year-to-year financial comparisons with the predecessor company are not meaningful given the predecessor’s limited operations.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included at the end of this release.
Financing Activity
At the end of the third quarter, the company’s consolidated debt consisted of fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $232.6 million, excluding $15.4 million of debt premium, and a weighted-average interest rate of 6.43%, and a $250.0 million secured term loan, for which the company entered into an interest rate swap agreement to fix the interest rate at 6.4% until the loan matures on May 30, 2010. There were no outstanding borrowings under the company’s $250.0 million unsecured revolving credit facility at quarter end.
Portfolio Update
During the third quarter, the company acquired three properties in its target markets:
•	Kaiser Drive – 87,953 square feet in Fremont, California

•	Faraday Avenue – 28,704 square feet in San Diego, California

•	1000 Uniqema Boulevard – 59,821 square feet in New Castle, Delaware
At the end of the quarter, BioMed Realty Trust owned 36 properties, located principally in Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York and New Jersey, consisting of 59 buildings with 4.4 million rentable square feet of laboratory and office space that was 90.6% leased as of September 30, 2005. Of the remaining unleased space, 269,316 square feet, or 6.1% of our total rentable square footage, was under redevelopment. The company also owns undeveloped land that management estimates can support up to 600,000 rentable square feet of laboratory and office space.
Quarterly Distribution
BioMed Realty Trust’s board of directors previously declared a third quarter 2005 dividend of $0.27 per share of common stock, payable to stockholders of record at the close of business on September 30, 2005. The dividend was paid on October 17, 2005 .
Earnings Guidance
Management is reaffirming its guidance for the full year ending December 31, 2005 for FFO per diluted share and introducing 2006 full year guidance. FFO and earnings per diluted share are set forth and reconciled below.

	2005	2006
	(Low - High)	(Low - High)
Projected net income per diluted share	$0.44 - 0.48	$0.61 - 0.69
Add:
Minority interest	$0.04	$0.04
Real estate depreciation and amortization	$0.90	$1.00
Projected FFO per diluted share	$1.38 - 1.42	$1.65 - 1.73
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Thursday, November 10, 2005 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (800) 659-2056 (domestic) or (617) 614-2714 (international) with call ID number 68668585. The call will be archived for two weeks on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, November 10, 2005 through midnight Pacific Time on Tuesday, November 15, 2005 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code: 74460544.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. The company’s tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its current properties and primary acquisition targets are located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the Boston or California regions; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Investments in real estate, net	$1,072,427	$468,488
Investment in unconsolidated partnership	2,492	2,470
Cash and cash equivalents	74,495	27,869
Restricted cash	5,866	2,470
Accounts receivable, net	5,819	1,837
Accrued straight-line rents, net	7,166	3,306
Acquired above market leases, net	7,437	8,006
Deferred leasing costs, net	138,008	61,503
Deferred loan costs, net	5,196	1,700
Prepaid expenses	5,216	1,531
Other assets	6,359	2,543

Total assets	$1,330,481	$581,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$248,004	$102,236
Secured term loan	250,000	—
Unsecured line of credit	—	—
Security deposits	6,222	4,831
Due to affiliates	—	53
Dividends and distributions payable	13,367	9,249
Accounts payable and accrued expenses	25,234	7,529
Acquired lease obligations, net	30,822	13,741

Total liabilities	573,649	137,639

Minority interests	21,278	22,267

Stockholders’ equity:
Common stock	466	314
Additional paid-in capital	760,834	434,075
Deferred compensation	(4,066)	(4,182)
Accumulated other comprehensive income	3,802	—
Dividends in excess of earnings	(25,482)	(8,390)

Total stockholders’ equity	735,554	421,817

Total liabilities and stockholders’ equity	$1,330,481	$581,723

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Inhale 201
			Industrial Road,
	BioMed Realty Trust, Inc.		L.P. (Predecessor)
		Period	Period
	Three Months	August 11, 2004	July 1, 2004
	Ended	through	through
	September 30, 2005	September 30, 2004	August 17, 2004
Revenues:
Rental	$28,593	$6,107	$796
Tenant recoveries	12,225	2,878	76
Other income	512	—	—

Total revenues	41,330	8,985	872

Expenses:
Rental operations	9,763	2,739	5
Real estate taxes	3,573	800	41
Depreciation and amortization	12,164	2,251	122
General and administrative	3,756	1,195	—

Total expenses	29,256	6,985	168

Income from operations	12,074	2,000	704
Equity in net income of unconsolidated partnership	20	—	—
Interest income	807	124	—
Interest expense	(7,422)	(218)	(312)

Income before minority interests	5,479	1,906	392
Minority interest in consolidated partnership	45	58	—
Minority interests in operating partnership	(323)	(137)	—

Net income	$5,201	$1,827	$392

Basic earnings per share	$0.11	$0.06

Diluted earnings per share	$0.11	$0.06

Weighted-average common shares outstanding:
Basic	46,287,617	30,673,883

Diluted	49,444,409	30,754,840

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Inhale 201
			Industrial Road,
	BioMed Realty Trust, Inc.		L.P. (Predecessor)
		Period	Period
	Nine Months	August 11, 2004	January 1, 2004
	Ended	through	through
	September 30, 2005	September 30, 2004	August 17, 2004
Revenues:
Rental	$62,821	$6,107	$3,933
Tenant recoveries	28,035	2,878	375
Other income	3,508	—	—

Total revenues	94,364	8,985	4,308

Expenses:
Rental operations	22,879	2,739	131
Real estate taxes	7,836	800	222
Depreciation and amortization	26,832	2,251	600
General and administrative	9,001	1,195	—

Total expenses	66,548	6,985	953

Income from operations	27,816	2,000	3,355
Equity in net income of unconsolidated partnership	91	—	—
Interest income	987	124	—
Interest expense	(15,645)	(218)	(1,700)

Income before minority interests	13,249	1,906	1,655
Minority interest in consolidated partnership	219	58	—
Minority interests in operating partnership	(991)	(137)	—

Net income	$12,477	$1,827	$1,655

Basic earnings per share	$0.34	$0.06

Diluted earnings per share	$0.34	$0.06

Weighted-average common shares outstanding:
Basic	36,406,068	30,673,883

Diluted	39,545,665	30,754,840

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months	Nine Months
	Ended	Ended
	September 30, 2005	September 30, 2005
Net income	$5,201	$12,477
Adjustments:
Minority interests in operating partnership	323	991
Depreciation and amortization – real estate assets	12,184	26,862

Funds from operations (FFO)	$17,708	$40,330

FFO per share – diluted	$0.36	$1.02

Weighted-average common shares outstanding – diluted	49,444,409	39,545,665

We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.